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                                                                EXHIBIT 11

                               UNISYS CORPORATION
                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
              FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                  (UNAUDITED)
                         (Millions, except share data)
                                                    1997           1996
                                                -----------    -----------
Primary Earnings Per Common Share
Average Number of Outstanding Common Shares 174,848,666 171,436,655 Additional Shares Assuming
     Exercise of Stock Options                      767,816        442,240
                                                -----------    -----------
Average Number of Outstanding Common Shares
     and Common Share Equivalents               175,616,482    171,878,895
                                                ===========    ===========

Net Income (Loss)                                  $   19.3       $ ( 13.4)
Dividends on Series A, B and C Preferred Stock        (30.1)        ( 30.2)
                                                   --------       --------
Primary Earnings (Loss) on Common Shares           $  (10.8)      $ ( 43.6)
                                                   ========       ========
Primary Earnings (Loss) Per Common Share           $   (.06)      $ (  .25)
                                                   ========       ========
Fully Diluted Earnings Per Common Share

Average Number of Outstanding Common
     Shares and Common Share Equivalents        175,616,482    171,878,895
Additional Shares:
     Assuming Conversion of Series A
          Preferred Stock                        47,454,135     47,454,386
     Assuming Conversion of 8 1/4%
          Convertible Notes due 2000             33,697,387     33,697,387
     Assuming Conversion of 8 1/4%
          Convertible Notes due 2006             43,490,909     11,470,130
     Attributable to Stock Plans                                    34,969
                                                -----------    -----------
Common Shares Outstanding Assuming
     Full Dilution                              300,258,913    264,535,767
                                                ===========    ===========

Primary Earnings (Loss) on Common Shares           $(  10.8)      $(  43.6)
Exclude Dividends on Series A Preferred Stock          26.6           26.6
Interest Expense on 8 1/4% Convertible Notes,
     due 2000, Net of Applicable Tax                    4.8            4.8
Interest Expense on 8 1/4% Convertible Notes,
     due 2006, Net of Applicable Tax                    4.1            1.1
                                                   --------       --------
Fully Diluted Earnings (Loss) on Common Shares     $   24.7       $(  11.1)
                                                   ========       ========
Fully Diluted Earnings (Loss) per common Share     $    .08       $(   .04)
                                                   ========       ========
Earnings (Loss) Per Common Share As Reported
   Primary                                         $(   .06)      $(   .25)
                                                   ========       ========
   Fully Diluted                                   $(   .06)      $(   .25)
                                                   ========       ========

The computation for 1997 and 1996 is based on the weighted average number of outstanding common shares. Neither period assumes conversion of the convertible notes or Series A preferred stock since such conversions would have been antidilutive.

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